Exhibit 10.9

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BETWEEN

WHITESELL INTERNATIONAL CORPORATION

-AND-

FABRISTEEL PRODUCTS INCORPORATED

PROFILE STEEL AND WIRE, INC.

Dated as of September 10, 2004

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-ii-

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SCHEDULES

1.1(a)(vii)	-	Motor Vehicles and Rolling Stock
1.1(b)	-	Excluded Assets
2.2	-	FabriSteel’s Consents and Approvals
2.3(b)	-	Condition of Assets
2.3(c)	-	List of Fixed Assets (9/30/03)
2.3(d)	-	Fixed Asset Acquisitions and Dispositions
2.3(e)	-	List of Fixed Assets (7/31/04)
2.5	-	Litigation
2.6	-	Insurance
2.8	-	Leases
2.9	-	Adverse Change
2.12(a)	-	Contracts and Agreements
2.12(b)	-	Contracts to be Assumed
2.13	-	Compliance with Laws; Permits
2.14	-	Employee Relations
2.15		No Changes
2.17	-	Suppliers
2.18	-	Intellectual Property Issues
2.19	-	Employee Benefit Plans
2.20(a)	-	Real Estate - Leased Premises
2.20(b)	-	Real Estate - Permitted Lease Encumbrances
2.20(c)	-	Real Estate - Written Claim
2.21	-	Taxes
2.22	-	Environmental Laws
2.26	-	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B	Form of Assignment of Intellectual Property

Exhibit C	Form of Legal Opinion of Sellers’ Counsel

Exhibit D	Reserved

Exhibit E	Form of Assignment of Collective Bargaining Agreement

Exhibit F	Form of Transitional Services Agreement

Exhibit G	Form of Legal Opinion of Whitesell’s Counsel

Exhibit H	Landlord Waiver and Estoppel Certificate

Exhibit I	Form of Supply Agreement

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DEFINITIONS

2003 EBITDA	10
Accounts Payable and Accrued Expenses	4
Accounts Receivable	2
Accountant’s Report	7
Affiliate	25
Arbiter	8
Asserted Liability	33
Assets	1
Assignments	4
Assumed Liabilities	4
Benefit Plan	17
Bill of Sale	4
Books and Records	2
Business	1
CERCLA	20
Claims Notice	33
Closing	1
Closing Date	6
Closing Statement	6
Closing Working Capital	6
COBRA	17
Code	17
Competitive Business	27
Contracts	3
Damages	31
Disclosing Party	25
Disposal	21
EBITDA	10
Environmental Laws	20
ERISA	17
ERISA Affiliate	17
Excluded Assets	3
FabriSteel	1
FabriSteel Indemnified Parties	32
FabriSteel Indemnified Party	32
FastenTech	10
Final Adjustment Amount	9
Final Closing Statement	8
Final Working Capital	9
Financial Statements	10
Fixed Assets	2
GAAP	6
GAAP Consistently Applied	6
Government Regulations	19

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Hazardous Substances	21
Income Taxes	5
Indemnified Party	33
Indemnifying Party	32
Indemnifying Persons	33
Independent Accountant	7
Information	24
Insurance Policies	11
Intellectual Property	3
Inventory	1
Knowledge	11
Lease Encumbrances	18
Leased Premises	11
Leases	3
Midwest	7
Midwest Accounts Receivable	31
Motor Vehicles	2
Notice of Disagreement	7
Permitted Encumbrances	10
Permitted Lease Encumbrances	18
Pre-Closing Environmental Liabilities	5
Prepaid Expenses	2
Products	1
Profile	1
Purchase Price	6
RCRA	20
Release	21
Remediation	22
Retained Liabilities	5
Sellers	1
Sellers’ Deductible	32
Sellers’ Employees	5
Storage	21
Suppliers	16
Taxes	19
Taxing Authority	19
Tax Returns	19
Treatment	21
Warranties	2
Working Capital	7
Whitesell	1
Whitesell Deductible	32
Whitesell Indemnified Party	31
Whitesell’s Plans	29

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of September 10, 2004, among Whitesell International Corporation, an Alabama corporation, the buyer hereafter referred to as “Whitesell”, FabriSteel Products Incorporated, a Michigan corporation, hereafter referred to as “FabriSteel” and Profile Steel and Wire, Inc., a Delaware corporation and a wholly-owned subsidiary of FabriSteel, hereafter referred to as “Profile.” FabriSteel and Profile are hereafter referred to as “Sellers.”

RECITAL

Whitesell desires to purchase, and the Sellers desire to sell, certain of FabriSteel’s Assets (as defined in Section 1.1) and business activity and all of Profile’s Assets and business activity (such business activity being collectively, the “Business”) for the consideration set forth below and the assumption of certain of the Sellers’ liabilities set forth below, subject to the terms of this Agreement. The Assets of the Sellers being sold relate to those Assets that are referenced in Section 1.1 that are used or are available for use by the Sellers in the manufacture or sale of Products (as defined below). For purposes of this Agreement, the term “Products” means pierce nuts, other pierce form fasteners (including fasteners formed after installation in pre-formed apertures, non-threaded locating studs, single and double-ended threaded or non-threaded studs), related installation tooling and equipment, custom cold-rolled products, all other such products historically sold in the Business since March 1998, and any and all additional products designed, developed, or under research or development by Sellers.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Sale and Delivery of the Assets

1.1. Delivery of the Assets. (a) Subject to the conditions and upon the terms set forth in this Agreement, except as specifically provided in Section 1.1(b), at the closing of the transactions contemplated by this Agreement (the “Closing”), FabriSteel shall sell, transfer, convey, assign and deliver to Whitesell, and shall cause Profile to sell, transfer, convey, assign and deliver to Whitesell, and Whitesell shall purchase from the Sellers, free and clear of all liens, liabilities, security interests, leasehold interests and encumbrances of any nature, except Permitted Encumbrances (as hereafter defined), all of the properties, assets and other claims, rights and interests of the Sellers, whether used or available for use in the manufacture or sale of the Products or otherwise in connection with the Business (the “Assets”) including but not limited to:

(i) All inventories of raw materials, work in process, goods in transit (i.e., inventories purchased by, but not delivered to, FabriSteel or Profile), and finished goods (collectively, the “Inventory”), office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Sellers relating to the Business;

(ii) All accounts receivable and notes (including any security held by the Sellers for the payment thereof) of the Sellers relating to the Business (collectively, the “Accounts Receivable”);

(iii) All prepaid expenses of the Sellers relating to the Business, other than prepaid expenses in respect of insurance policies (collectively, the “Prepaid Expenses”);

(iv) All rights under the contracts, agreements, leases, licenses, purchase orders, supplier commitments, steel allocations and allotments (if any), customer sales agreements and other agreements, documents and instruments including but not limited to those set forth on Schedule 2.8 and Schedule 2.12(b) (collectively, the “Contracts”), to the extent assignable;

(v) All books, payment records, accounts, customer lists, environmental reports or studies, asset appraisals, correspondence, production records, technical, accounting, manufacturing and procedural manuals, development and design data, plans, blueprints, specifications and drawings, employment and personnel records, and other Business records, including electronic media, and any confidential or other information which has been reduced to writing, in each case to the extent utilized in the conduct of or relating to the Business or the Assets (as defined in Section 1.1(c)), subject to Sellers’ right to retain such copies thereof that Sellers reasonably require for their ongoing operation, winding up or dissolution and other than such documents maintained at locations of Sellers’ Affiliates of which Sellers maintains originals or copies thereof and other than data that has been provided to Sellers’ Affiliates that has been compiled or consolidated with such Affiliates’ data (collectively, the “Books and Records”);

(vi) All rights of the Sellers under express or implied warranties from the manufacturers or suppliers of the Assets to the extent such rights are transferable (but excluding such rights insofar as the same pertain to liabilities retained by any Seller hereunder) (collectively, the “Warranties”);

(vii) The motor vehicles and other rolling stock listed on Schedule 1.1(vii) (collectively, the “Motor Vehicles”);

(viii) All of the machinery, equipment, tools, tooling, production fixtures, maintenance machinery and equipment, prototypes, models, molds, dies, works in progress, computers, telecommunication systems, fittings, office equipment, furniture, leasehold improvements whether or not reflected as capital assets in the Sellers’ accounting records which are used in or related to the Business (collectively, the “Fixed Assets”);

(ix) All right, title and interest of the Sellers in and to all intellectual or intangible property rights, in any country, owned by or licensed to the Sellers, or which the Sellers have a legal and enforceable right to own or use, and utilized in or related to the Business or Products, used in the manufacture or sale, to the extent assignable, including but not limited to any inventions, discoveries, trade secrets, processes, methods, ideas, formulas, know-how, patents and patent applications, invention disclosures, process secrets, trade names, trademarks, service marks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, works of authorship, certification marks, industrial designs, mask works, internet domain name registrations, technical expertise, specifications, drawings, product information and data, software (including source code, object code, and data), and research data in each case owned by the Sellers or used in the Business, including but not limited to those included in a list of intellectual property previously delivered to Buyer, and including rights to sue for past infringements of the foregoing (collectively, the “Intellectual Property”) and Sellers reserve no rights to the Intellectual Property after Closing;

(x) All transferable approvals, authorizations, certifications, consents, variances, permissions, licenses, registrations and permits to or from, or filings, notices or recordings to or with, federal, state and local governmental authorities as held or effected by the Sellers in connection with the Business or the Assets;

(xi) The names “FabriSteel Products,” “Profile Steel and Wire,” “Multifastener”;

(xii) Any contract, agreements or arrangements, if any, to purchase steel to the extent it is assignable and part of the Sellers allocated usage related to the Business; and

(xiii) Except as specifically provided in Section 1.1(b), all other Assets, properties, claims, rights and interests of the Sellers which relate to the Business and are utilized in generating the Products and in each case to the extent in existence and owned by the Sellers on the Closing Date, of every kind, nature and description, whether tangible or intangible, real, personal or mixed.

(b) Notwithstanding the provisions of Section 1.1(a), the assets to be transferred to Whitesell under this Agreement shall not include (i) any assets that are not used in connection with the Business which are listed on Schedule 1.1(b), (ii) any cash or cash equivalents of the Sellers; (iii) any of the Sellers’ rights or obligations under this Agreement; (iv) assets of any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Sellers which are not used in the Business; (v) all rights to refunds of Income Taxes; (vi) all Tax Returns of the Sellers; (vii) any capital stock of any subsidiaries of the Sellers, (viii) any rights or benefits pursuant to any of the Sellers’ insurance policies (intercompany, self-insurance, key man or otherwise); (ix) any books or records (A) relating to the corporate affairs of the Sellers, including, but not limited to, minute books and shareholder registers or (B) which relate to the Excluded Assets or the Retained Liabilities; (x) any money owed to either of the Sellers by an affiliate of FabriSteel; and specifically excluded are (xi) those assets listed on Schedule 1.1(b) (collectively, the “Excluded Assets”).

(c) The Inventory, Accounts Receivable, Prepaid Expenses, Leases, Contracts, Books and Records, Warranties, Motor Vehicles, Fixed Assets, Intellectual Property and other properties, assets and Business of the Sellers described in Section 1.1(a), other than the Excluded Assets, shall be referred to collectively as the “Assets”.

1.2. Further Assurances. (a) At the Closing, the Sellers shall execute and deliver a Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale”) in substantially the form attached hereto as Exhibit A, and one or more Assignments of Intellectual Property (the “Assignments”) in substantially the form attached hereto as Exhibit B. At any time and from time to time after the Closing Date, at Whitesell’s request and without further consideration, the Sellers (or their respective successors and assigns) promptly shall execute and deliver such assignments of leases and other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other actions, as Whitesell may reasonably request to more effectively transfer, convey and assign to Whitesell, and to confirm Whitesell’s title to, all of the Assets and to put Whitesell in actual possession and operating control thereof, and otherwise to carry out the purpose and intent of this Agreement.

(b) FabriSteel and Whitesell each will use commercially reasonable efforts to obtain as promptly as practicable written consents to the transfer, assignment or sublicense to Whitesell of the Contracts where the approval or other consent of any other person is required. If any such approval or consent cannot be obtained, or if the parties hereafter agree in writing that it is not in their respective best interests to obtain any such approval or other consent, FabriSteel will cooperate with Whitesell in any commercially reasonable arrangement designed to provide Whitesell with substantially the same economic benefits as if such approval or other consent had been obtained and the transfer effected on or before the Closing Date.

1.3. Assumption of Liabilities. (a) At the Closing, Whitesell and the Sellers shall execute and deliver the Bill of Sale pursuant to which the Sellers shall assign and Whitesell shall assume and agree to fully (i) perform, pay and discharge all trade accounts payable and accrued liabilities which were incurred in the ordinary course of business of the Business and are accrued or outstanding on the Closing Date (“Accounts Payable and Accrued Expenses”) up to a maximum amount not to exceed $4,675,000; (ii) perform and discharge in accordance with their terms those obligations outstanding as of the Closing Date in respect of Contracts to the extent such obligations do not arise from the pre-Closing breach, default or violation under any such Contracts; and (iii) perform and discharge in accordance with their terms those liabilities directly arising after the Closing Date in connection with any contracts which Whitesell has requested be transferred to it pursuant to Section 1.1(a) but which have not been so transferred due to the failure to obtain the consent or approval required for such transfer, provided that Whitesell has requested and received the same economic benefit of such contract pursuant to Section 1.2(b) and such liability shall not have arisen as a result of the Sellers’ breach, default or violation under any such contract (the obligations set forth in (i), (ii) and (iii), collectively, the “Assumed Liabilities”).

(b) Except as otherwise provided in this Agreement, Whitesell shall not assume any other of the liabilities of the Sellers and Whitesell shall not be or become liable for any claims, demands, liabilities or obligations to the extent that such liability arises out of or is related to the conduct of the Business by the Sellers or the ownership or operation of the Assets on or prior to the Closing Date. Without limiting the foregoing, Whitesell shall not at the Closing assume or agree to perform, pay or discharge any liabilities of the Business arising from the operation of the Business prior to Closing other than the Assumed Liabilities and liabilities arising as a result of the breach of the terms of this Agreement by Whitesell, and the Sellers shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Sellers that are not Assumed Liabilities to the extent such obligations, liabilities and commitments arise out of or relate to the conduct of the Business on or prior to the Closing Date (other than liabilities arising as a result of the breach of the terms of this Agreement by Whitesell) (the “Retained Liabilities”), including but not limited to:

(i) Severance, termination or other payments or benefits (including but not limited to post-retirement benefits or accrued vacation pay unless included as part of Accounts Payable and Accrued Expenses assumed under Section 1.3(a)) owing under any severance policy, union contract or employment agreement to any employees (union or non-union), sales agents, distributors or independent contractors employed by the Sellers prior to the Closing (collectively, “Sellers’ Employees”), liabilities arising under any federal, state or local “plant closing law” including without limitation under the federal WARN Act, liabilities accruing under the Sellers’ employee benefit plans (except as provided in Section 9.5), retirement plans, pension plans or savings or profit sharing plans and liabilities for any Employee Benefit Plan (as defined in Section 2.19), including but not limited to any obligations under Section 601 through 608 of ERISA or under COBRA (each as defined in Section 2.19);

(ii) Liabilities for Workers’ compensation claims or audit adjustment premiums;

(iii) Liabilities for any federal, state, local or foreign income Taxes (including interest, penalties or additions to such taxes), whether assessed, audited, or billed or not at Closing or any deferred income taxes or any Michigan single business taxes owed by or asserted against the Sellers (“Income Taxes”);

(iv) Liabilities which arose from any actions, events, or incidents which occurred prior to the Closing Date in connection with violations of or liability under Environmental Laws (as defined in Section 2.22) and environmental liabilities imposed by the Leases listed on Schedule 2.8 (as such Leases are in effect as of the date hereof), if any, except to the extent such violations or liabilities result from activities subsequent to the Closing Date including the action or inaction of Whitesell after the Closing Date, but excluding the action of the Sellers after the Closing Date that gives rise to liability under Environmental Laws (“Pre-Closing Environmental Liabilities”);

(v) Liabilities which arose from actions, assessments pending or for any actions, events, or incidents incurred prior to the Closing Date in connection with violations of occupational safety, wage, health, welfare or employee benefit laws, except to the extent such violations result from the action or inaction of Whitesell subsequent to the Closing Date;

(vi) Liabilities primarily arising out of or relating to the Excluded Assets;

(vii) Except to the extent such taxes are the responsibility of Whitesell pursuant to Section 12, any tax (including but not limited to any federal, state,

or local income, franchise, single business, value added, excise, customs, intangible, sales, transfer, recording, documentary or other tax) imposed upon, or incurred in connection with, the transfer of motor vehicles in connection with the sale of the Assets;

(viii) Liabilities or debts owed to any sales representatives, agents, contractors, whether in oral or written agreements, other than those specifically listed and included in the Assumed Liabilities;

(ix) Liabilities for borrowed money of the Sellers;

(x) Liabilities arising by reason of any action, inaction, or otherwise of the Sellers prior to the Closing Date that constituted either an infringement of the intellectual property rights of a third party, liabilities arising from product liability, or warranty claims for products manufactured or sold by Sellers prior to the Closing Date; and

(xi) Liabilities for Accounts Payable and Accrued Expenses in excess of $4,675,000.

1.4. Purchase Price. (a) Subject to Section 1.7, the purchase price (the “Purchase Price”) for the Assets shall be Fifty Million Dollars ($50,000,000).

1.5. The Closing. Subject to the satisfaction of the conditions set forth in this Agreement, the Closing shall take place at the offices of Dickinson Wright PLLC at 500 Woodward Ave., Detroit, Michigan, on the date this Agreement is executed, or at such other place, time or date as may be mutually agreed upon in writing by Whitesell and FabriSteel. The transfer of the Assets by the Sellers to Whitesell shall be deemed to occur at 11:59 p.m. Detroit, Michigan, time, on the date of the Closing (the “Closing Date”).

1.6. Allocation of Purchase Price. The aggregate amount of the Purchase Price, together with any Assumed Liabilities taken into account for tax purposes, shall, for tax purposes only, be allocated among the Assets and Assumed Liabilities substantially in accordance with the allocation method previously established among Buyer and Sellers. Such allocation shall be subject to adjustment to the extent that the Purchase Price is adjusted pursuant to Section 1.7 in the manner specified in such Section. Whitesell and FabriSteel agree that they will not take any position which is inconsistent with the allocations provided for in this Agreement in preparing income, capital, franchise or other tax returns.

1.7. Closing Statement; Adjustment to Purchase Price. (a) Within sixty (60) days after the Closing Date, Whitesell shall cause to be prepared and shall deliver to Sellers a statement (the “Closing Statement”) setting forth in reasonable detail closing Working Capital as of the Closing Date (“Closing Working Capital”), which shall have been prepared in accordance with GAAP Consistently Applied. For purposes hereof, the term “GAAP” means United States generally accepted accounting principles and the term “GAAP Consistently Applied” means GAAP (A) using the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology, as were used by the Sellers, to the extent such methods, policies, practices and procedures were applied in a manner consistent with GAAP, in the preparation of the Financial Statements, and (B) not taking into account any changes in circumstances or events occurring after the close of business on the Closing Date, except to the extent such changes provide indications of conditions existing on the Closing Date. The Closing Statement shall be accompanied by an independent accountant’s report issued by BDO Seidman (the “Independent Accountant”) to the effect that the Closing Statement has been prepared in accordance with the requirements of GAAP Consistently Applied (the “Accountant’s Report”). For purposes of this Agreement, “Working Capital”, as of a given date, shall mean (i) the sum of the book value of (X) net Inventory (i.e., net of inventory reserves and LIFO reserves), (Y) net Accounts Receivable (i.e., net of the allowance for doubtful accounts), and (Z) Prepaid Expenses, minus (ii) the amount of Accounts Payable and Accrued Expenses not to exceed $4,675,000; provided, that the book value of net Accounts Receivable (i.e., net of the allowance for doubtful accounts) for this purpose shall not include any netting of such amount specifically reserved for in the allowance for doubtful accounts reserve in respect of accounts receivable of Midwest Manufacturing Company with a business location at 101 High Street, Kellogg, Iowa 50135 (“Midwest”).

(b) A physical inventory shall be conducted by Whitesell utilizing its employees under the auditing and testing procedures of the Independent Accountants within three (3) days of the Closing Date for the purpose of preparing the Closing Statement, and Sellers and their accountants will be given an opportunity to observe such inventory. Upon completion of the physical inventory, Whitesell shall deliver the results to Sellers, and Whitesell shall use such results in the preparation of the Closing Statement.

(c) Each of Whitesell and Sellers agree that it will, and it will use commercially reasonable efforts to cause its respective agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Working Capital and in the conduct of the reviews and dispute resolution process referred to in this Section 1.7.

(d) During the thirty (30) day period following Sellers’ receipt of the Closing Statement, Sellers and their independent accountants shall at Sellers’ expense be permitted to review the working papers of Whitesell and the Independent Accountant relating to the Closing Statement and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances. The Closing Statement shall become final and binding upon the parties on the business day following the 30th day following delivery thereof, unless Sellers give written notice of their disagreement with the Closing Statement (“Notice of Disagreement”) to Whitesell prior to such date, which notice shall comply with this Section 1.7. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with Section 1.7. Sellers shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Working Capital delivered pursuant to Section 1.7(a), except such items that are specifically disputed in the Notice of Disagreement.

(e) During the fifteen (15) day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Sellers and Whitesell shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such fifteen (15) day period (or such longer period as mutually agreed upon by Sellers and Whitesell), Sellers and Whitesell have not so resolved such differences, the parties shall submit the dispute for resolution to the accounting firm of KMPG LLP provided that in the event such accounting firm is not available, then to a mutually acceptable internationally recognized independent public accounting firm agreed upon by Sellers and Whitesell in writing, (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement in accordance with this Section 1.7. The parties shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Arbiter, or such longer period as the parties shall mutually agree in writing. Sellers and Whitesell agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced. The Arbiter shall determine, based solely on presentations by Sellers and Whitesell and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall prepare the Final Closing Statement and render a written report as to the dispute and the resulting calculation of Closing Working Capital which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (w) shall be bound by the principles set forth in Section 1.7 hereof, (x) shall limit its review to matters specifically set forth in the Notice of Disagreement, (y) shall further limit its review to whether the Closing Statement contained mathematical errors and whether Closing Working Capital was calculated in accordance with this Section 1.7 and (z) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The fees, costs, and expenses of the Arbiter (i) shall be borne by Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Sellers (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Whitesell in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Sellers (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Statement shall be made hereunder only for items as to which Sellers have taken exception in the Notice of Disagreement. The fees and expenses of Sellers’ independent accountants incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by Sellers, and the fees and expenses of Whitesell’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Whitesell. For the purposes of this Agreement, “Final Closing Statement” shall mean (x) the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.7(a) or (y) if such a Notice of Disagreement is so delivered, the Closing Statement as agreed by the parties pursuant to Section 1.7 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the Final Closing Statement as prepared by the Arbiter pursuant to Section 1.7.

(f) In the event the Final Working Capital is equal to or greater than $6,715,000, the Purchase Price shall not be adjusted. In the event the Final Working Capital is less than $6,715,000, the Purchase Price shall be decreased dollar for dollar by the amount of such difference. For the purposes of this Agreement, “Final Working Capital” shall mean the Closing Working Capital as shown in the Final Closing Statement.

(g) The cumulative net adjustment to the Purchase Price pursuant to Section 1.7 above is the “Final Adjustment Amount.” Within ten (10) business days after the Closing Statement becomes final and binding upon the parties, if the net effect pursuant hereto is a decrease in the Purchase Price, FabriSteel shall make payment to Whitesell to an account designated in writing by Whitesell.

Representations of FabriSteel

2. Representations of FabriSteel. Except as disclosed in the Schedules to this Agreement, Sellers represent and warrant to Whitesell as follows:

2.1. Organization. FabriSteel is duly incorporated, validly existing and in good standing under the laws of the State of Michigan and Profile is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FabriSteel and Profile have all requisite corporate power and authority to own their properties, to carry on their Business as now being conducted to deliver and perform this Agreement and the other agreements and documents executed in connection herewith, and to consummate the transactions contemplated hereby.

2.2. Authorization. The execution, delivery and performance of this Agreement (and all other agreements and documents executed in connection herewith) by the Sellers, and the consummation of all transactions contemplated hereby, has been duly authorized by all requisite corporate action. This Agreement and all such other agreements and obligations entered into by the Sellers constitute the valid and legally binding obligations of the Sellers, enforceable against them in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery and performance by the Sellers of this Agreement and the agreements and obligations contemplated hereby, and the consummation of the transactions contemplated hereby by the Sellers, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Sellers; (b) violate the provisions of the Articles of Incorporation or Bylaws of the Sellers; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator that is applicable to the Sellers; or (d) conflict with or result in the breach or termination of any term or provision of, constitute a default under, cause or permit any acceleration under, or cause the creation of any encumbrance upon the properties or assets of the Sellers pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which they are a party or by which they or their properties is or may be bound, other than with respect to obligations of the Sellers which will be discharged at or prior to the Closing Date. Schedule 2.2 sets forth a true, correct and complete list of all consents, approvals, permissions, licenses, authorizations and other requirements prescribed by law, rule, regulation, contract or otherwise in connection with the consummation by the Sellers of the transactions contemplated by this Agreement.

2.3. Ownership of the Assets. (a) The Sellers are, and at the Closing will be, the true and lawful owner of or have rights to the Assets, and will have the right to sell and transfer to Whitesell good and marketable title to or have rights to all Assets, free and clear of all liens and encumbrances except for Permitted Encumbrances. The delivery to Whitesell of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title or rights to all Assets in Whitesell, free and clear of all encumbrances except for Permitted Encumbrances. “Permitted Encumbrances” means non-monetary imperfections in title and minor encroachments which, individually or in the aggregate, do not interfere with conducting the Business or with using the Assets and do not affect the value of the Assets, individually or collectively. Except for the Excluded Assets and rights contemplated by the Shared Services Agreement, the Assets to be conveyed to Whitesell hereunder constitute all properties, assets, rights and claims which are necessary to, or currently used in, the conduct of the Business currently conducted by FabriSteel and Profile.

(b) Except as reflected in the Financial Statements (as hereinafter defined) or as set forth on Schedule 2.3(b), the tangible assets of the Fixed Assets, taken as a whole, are in good condition and repair, subject to normal wear and tear, and are generally suitable for the uses for which they are intended. Schedule 2.3(c) is a true and correct listing of Fixed Assets of Sellers as capitalized on the Financial Statements as of September 30, 2003. Schedule 2.3(d) summarizes all Fixed Asset acquisitions and dispositions by Sellers capitalized on the books and records of Sellers during the period from September 30, 2003 to July 31, 2004. Schedule 2.3(e) is a true and correct listing of Fixed Assets of Sellers capitalized on the books and records of Sellers as of July 31, 2004. Sellers shall provide Whitesell notice of any acquisitions of Fixed Assets by Sellers capitalized on the books and records of Sellers with a transaction value in excess of $250,000 that occur from July 1, 2004 until Closing. Sellers shall provide Whitesell notice of any dispositions by Sellers of Fixed Assets capitalized on the books and records of Sellers that occur from July 31, 2004 until Closing.

2.4. Financial Statements. On or before the date hereof, Sellers have provided to Buyer the unaudited balance sheets of the Business as of September 30, 2003, 2002, 2001 and July 31, 2004, and the related statements of income for the twelve months ended September 30, 2003, 2002 and 2001 and the ten months ended July 31, 2004 (collectively, the “Financial Statements”). The annual Financial Statements are included in the consolidated financial statements of FastenTech, Inc. (“FastenTech”). The consolidated financial statements of FastenTech at and as of September 30, 2003, 2002, and 2001 were subject to an audit conducted in accordance with United States generally accepted auditing standards (“GAAS”), and the audit opinions issued in connection therewith were unqualified. The Financial Statements (i) are consistent in all material respects with the books and records of the Business, (ii) have been prepared in accordance with GAAP Consistently Applied, and (iii) fairly represent in all material respects the financial position and results of operations of the Business as of the dates and for the periods indicated. Sellers have previously provided to Buyer the calculation of earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of the Business for the twelve months ended September 30, 2003 (the “2003 EBITDA”). The 2003 EBITDA is mathematically accurate and the components to such calculation are consistent with the books and records of the Business.

2.5. Litigation. Except as set forth on Schedule 2.5, and except for such issues as Buyer, Sellers, and their respective Affiliates may have among themselves, the Sellers are not a party to, or, to their Knowledge, threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, grievance, arbitration, proceeding, or controversy or claim before any court, administrative agency, governmental authority or arbitrator relating to or affecting the Assets or the Business. The Sellers are not in violation of or in default with respect to any judgment, order, award, writ, injunction, decree or rule of any court, governmental authority, arbitrator or any regulation of any administrative agency or governmental authority. Except as set forth in Schedule 2.5, the Sellers have not received notice of any product liability claim or warranty claim which is reasonably likely to be adversely determined.

For the purposes of this Agreement, the term “Knowledge” shall mean the actual knowledge of Dave Salkowski, Rick Ward, Harold Woods, John Vrana, Jorge Gonzalez, Matthew Pollard, Ron Kalich, and Cathy Tinnelly, after due inquiry.

2.6. Insurance. Schedule 2.6 sets forth a true, correct and complete list of all amounts of coverage for fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies, if any, insuring the Assets or the Business and of all life insurance policies maintained for any officers or employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer/carrier, and the expiration date of each such policy (collectively, the “Insurance Policies”), and all claims made under such Insurance Policies since December 31, 2002. True, correct and complete copies of all of the Insurance Policies and claims reports since December 31, 2002, have been delivered by FabriSteel to Whitesell. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on Schedule 2.6, FabriSteel has not received any notice or other communication from any issuer of the Insurance Policies canceling or amending any of the Insurance Policies, increasing any annual or other premiums, deductibles or retained amounts there under, and to FabriSteel’s Knowledge, no such cancellation, amendment or increase of premiums, deductibles or retained amounts is threatened.

2.7. Inventory. On or before the date hereof, Sellers have delivered to Buyer a true, correct and complete list of the Inventory as of July 31, 2004.

2.8. Leases. Schedule 2.8 sets forth a true, correct and complete list of all leases of real estate, identifying separately each ground lease, to which the Sellers are a party as lessee or tenant and which will be assigned to Whitesell pursuant to this Agreement (the “Leases”). True, correct and complete copies of the Leases, and all amendments, modifications and supplements thereto, have previously been delivered by FabriSteel to Whitesell. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on Schedule 2.8, FabriSteel has not sent, and to FabriSteel’s Knowledge no other party to any Lease has sent, written notice to the other claiming that such party is in default thereunder. Except as set forth on Schedule 2.8, there is no breach of or default in the performance of any covenant, agreement or condition contained in any Lease by any party thereto. Except as set forth on Schedule 2.8, FabriSteel is not obligated to pay any leasing or brokerage commissions relating to any Lease and will not have any obligation to pay any leasing or brokerage commissions upon the renewal or extension of any Lease. None of the Leases imposes any restrictions that would interfere with the continued operation of the Business as currently conducted. FabriSteel has received no written notice of the commencement of any eminent domain or condemnation proceeding with respect to any of the properties that are the subject of the Leases (the “Leased Premises”).

2.9. Change in Financial Condition. Except as set forth on Schedule 2.9, from July 31, 2004, to the Closing Date, there has been no change in the financial condition of the Business which has had or could reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Business taken as a whole.

2.10. Accounts Receivable. All Accounts Receivable (a) arose out of the sales of Inventory or services in the ordinary course of Business, (b) are not subject to any defenses, counterclaims or offsets other than defenses, counterclaims or offsets arising in the ordinary course of the Business, and (c) have been billed and are generally due within thirty (30) days after such billing.

2.11. Books and Records. The general ledgers of the Sellers with respect to the Business through the Closing Date have been prepared in accordance with GAAP Consistently Applied. All other books and records of the Sellers with respect to the Business and the Assets are in all respects complete and correct and have been maintained in all respects in accordance with good business practices and all procedures required under applicable laws and regulations.

2.12. Contracts and Commitments. (a) Schedule 2.12(a) contains a true, complete and correct list of the following contracts and agreements, whether written or oral, of the Sellers which relate to the Business:

(i) All conditional sale or title retention agreements, personal property leases and lease purchase agreements which relate to the Business;

(ii) All contracts, agreements, commitments, purchase orders (other than merchandise deliveries to customers in the normal course of business upon standard terms) or other understandings or arrangements to which the Sellers are a party or by which any of their assets are bound in either case which are related to the Business under which full performance (including payment) has not been rendered by all parties thereto or which may reasonably be expected.

(iii) All collective bargaining agreements, employment, sales representative, and consulting agreements, non-competition agreements, trust agreements, executive compensation plans, and group life, health and accident insurance and other employee benefit plans, agreements, memoranda of understanding, arrangements or commitments to which the Sellers are a party or any of the Assets are bound in either case which are related to the Business;

(iv) All employment contracts and letters of intent to current employees, perspective employees or past employees still valid in any way;

(v) All exclusive dealing, sourcing, agency, distributor, sales representative and similar agreements which relate to the Business;

(vi) All contracts, agreements or other understandings or arrangements, whether written or oral, between the Sellers and any shareholder, employee, officer or director of the Sellers or any its affiliates;

(vii) All leases (other than real estate), whether operating, capital or otherwise, under which the Sellers are lessor or lessee which are related to the Business which are not reflected on Schedule 2.8;

(viii) All contracts, agreements, purchase orders, sales orders, license agreements, and other documents or information relating to past disposal by the Sellers of waste (whether or not hazardous);

(ix) All written return policies and product warranties relating to products or goods manufactured or distributed by the Sellers as the same are currently in effect and all cooperative advertising arrangements and all rebate, discount or allowance arrangements;

(x) All contracts related to operation, maintenance or management of the Leased Premises other than (A) contracts which do not constitute a part of the Assumed Liabilities or (B) those contracts reflected on Schedule 2.8;

(xi) All warranties and guaranties related to the Leased Premises or any fixtures, equipment or improvements thereon which are included in the Assets; and

(xii) Any professional agreements, contractual service agreements, licensing agreements, covenants not to sue, joint development agreements, franchise agreements, restrictive marketing agreements, non-compete agreements, price restrictions or pricing limiting agreements or controls, and other agreements or contracts with a cost greater than $10,000 per year related to the Business.

There are no loan agreements, indentures, mortgages and guaranties to which the Sellers are a party or by which the Sellers or any of their assets are bound in either case which are related to the Business and which will not be released as of Closing.

(b) Schedule 2.12(b) sets forth a true, correct and complete list of the contracts and agreements, whether written or oral, which are to be assigned by the Sellers to Whitesell at the Closing. Except as set forth on Schedule 2.12(b):

(i) Each Contract is a valid, binding and enforceable agreement of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general principles of equity (whether considered in a proceeding at law or in equity), and Sellers have no Knowledge that any Contract is not a valid, binding and enforceable agreement of any of the other parties thereto;

(ii) The Sellers have fulfilled all obligations required pursuant to each Contract to have been performed by it;

(iii) The Sellers are not in breach of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights under any Contract or result in the creation of any encumbrance; and

(iv) To the Knowledge of the Sellers, there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights under any Contract or result in the creation of any Encumbrance.

(c) True, correct and complete copies of all of the Contracts have been delivered by FabriSteel to Whitesell.

2.13. Compliance With Laws. Except with respect to environmental liabilities, which are exclusively covered in Section 2.22, the Sellers have all licenses, registrations, permits and certificates from federal, state and local authorities necessary to conduct the Business as presently conducted and to own and operate the Assets (collectively, the “Permits”). Schedule 2.13 sets forth a true, correct and complete list of all such Permits (including any pending new Permits or Permits for which the Sellers are seeking renewal), copies of which previously have been delivered by FabriSteel to Whitesell. The Sellers have not engaged in any activity which would cause or permit revocation or suspension of any such Permit and no action or proceeding seeking or contemplating the revocation or suspension of any such Permit is pending or, to the Knowledge of Sellers, threatened. Except as set forth on Schedule 2.13, the consummation of the transactions contemplated by this Agreement will not affect the continuation, validity or effectiveness of the Permits or require the consent of any third party under any such Permit. The Sellers are not in violation of any law, rule, regulation or ordinance (excluding any Environmental Laws (which matters are exclusively governed in Section 2.22) or any other laws, regulations or ordinances relating to building, zoning, land use or similar matters) relating to their properties. The Business as currently conducted does not violate any federal, state or local laws, regulations or orders. Except as set forth on Schedule 2.13, during the past twelve months, the Sellers have not received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance that has not been cured.

2.14. Employee Relations. (a) Except as set forth on Schedule 2.14:

(i) None of the Sellers’ Employees are represented by any labor union or other collective bargaining unit;

(ii) There is no pending or, to the Knowledge of the Sellers, threatened, strike, walkout, work stoppage, unfair labor practice complaint or labor organizing campaign or other similar concerted activity with respect to the Business; and

(iii) There is no pending question concerning representation respecting the Sellers or their Employees.

(b) The Sellers have provided Whitesell with a true, correct, and complete list of the Seller’s employees, their position, hiring date, and pay rate as of May 6, 2004, and as of the Closing Date.

(c) To the Knowledge of the Sellers, (i) as of the Closing Date, no employee has been promised employment by an Affiliate of the Sellers, and (ii) no employee has given oral or written notice to FastenTech or the Sellers of their plans to terminate employment with the Sellers (other than for the purpose of accepting employment with Whitesell following the Closing) or to not accept employment with Whitesell.

2.15. Absence of Certain Changes or Events. Except as set forth on Schedule 2.15, since April 30, 2004, the Sellers have operated the Business in the ordinary course of business and have not entered into any transaction which is not in the usual and ordinary course of business. Without limiting the generality of the foregoing, the Sellers have not, with respect to the Assets or the Business:

(a) Mortgaged, pledged or subjected to any encumbrance any of the Assets or the Business;

(b) Sold or purchased, assigned or transferred any of its Intellectual Property or any other Assets outside the ordinary course of its Business except for excess and obsolete Inventory or equipment sold as scrap to parties other than customers and competitors of the Business;

(c) Made any amendment to or terminated any Contract or Lease or taken any action or omitted to take any action which would cause the breach or permit the termination of any Contract or Lease prior to expiry;

(d) Suffered any casualty losses or condemnation proceedings, whether insured or uninsured, and whether or not in the control of the Sellers, or waived any rights of any value unless such loss or waiver is reflected in the Financial Statements;

(e) Authorized or issued recall notices for any of its products relating to the Business or initiated any safety investigations relating to the Business;

(f) Except for normal salary and benefits adjustments for Employees in the ordinary course of business, increased the compensation payable or to become payable by Sellers to any of the Employees, altered the terms, status, or funding condition of any Employee Benefit Plan, or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Sellers, for or with any such Employees, or entered into any new collective bargaining agreement;

(g) Entered into any joint venture or partnership agreement, or any other similar agreement for the conduct of the Business; or

(h) Failed to use commercially reasonable efforts to (i) keep in service the officers and key employees of the Business, or (ii) preserve the goodwill of its customers, suppliers and others having business relations with it as to the Business.

2.16. Customers. The Sellers are not a party to any requirements contract relating to the sale of inventory, finished goods or other property primarily used in the conduct of the Business. Since April 30, 2004, through the date hereof, none of the Business’ customers who accounted for more than 1/2% of sales during the twelve-month period ended April 30, 2004 has notified the Sellers that it intends to discontinue its business relationship with the Sellers.

2.17. Suppliers. Schedule 2.17 sets forth a true, correct and complete list of the names of suppliers to the Business (“Suppliers”) who accounted for more than $75,000 of purchases by the Business during the twelve-month period ended April 30, 2004. The Sellers are not a party to any requirements contract relating to the purchase of inventory, finished goods or other property used in the conduct of the Business. Since April 30, 2004, no Supplier listed on Schedule 2.17 has notified the Sellers that it intends to discontinue its business relationship with FabriSteel.

2.18. Intellectual Property. (a) On or before the date hereof, Sellers have delivered to Buyer (i) a true and correct list of all patents and patent applications, registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress and domain names that are owned by or licensed to the Sellers, or which Sellers have a legal and enforceable right to own or use, and utilized in or related to the Business or Products, or used in the manufacture or sale of Products, and (ii) a list of all written agreements and written invention disclosures pertaining to the Intellectual Property. It is understood that there are other Intellectual Property assets that are not listed because they are not readily or easily identifiable, including but not limited to assets such as know how, concept products, and product designs. The Sellers have no Knowledge of any default or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed by any party under any such written agreement. Other than as set forth on Schedule 2.18, during the past six years, the Sellers have not been known by or used any other corporate or assumed name.

(b) Except as otherwise disclosed on Scheduled 2.18, the Sellers have no Knowledge of a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other intellectual property right of a third party, or that it is illegally or improperly using the trade secrets, formulae or property rights of a third party. Except as otherwise disclosed on Schedule 2.18 and except for such issues as Buyer, Sellers, and their respective Affiliates may have among themselves, the Sellers (i) have no pending disputes with or claims against any third party for infringement by such third party of any Intellectual Property of the Sellers, and (ii) is not obligated or under any liability whatsoever to share ownership or to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade names, copyright or other property right, with respect to the use thereof or in connection with the conduct of the Business, and (iii) is not aware of a claim by a third party that any of the Intellectual Property is invalid, unenforceable, or not solely owned by the Sellers. The Sellers have taken all steps reasonably necessary to protect its right, title and interest in and to the Intellectual Property, including the payment of maintenance fees, annuity taxes, and the filing of affidavits or other documents necessary to preserve the enforceability of the Intellectual Property due prior to the date of the Closing. The Sellers have not disclosed to a third party any of the Intellectual Property comprising trade secrets or confidential information, except in the ordinary course of business and under customary confidentiality arrangements. Except as set forth in Schedule 2.18, the consummation of the transactions contemplated by this Agreement will not adversely affect the continuation, validity or effectiveness of the Intellectual Property or require the consent of any third party with respect to the Intellectual Property.

2.19. Employee Benefit Plans. (a) As used in this Section 2.19 and otherwise in this Agreement, the following terms shall have the following meanings:

(i) “Benefit Plan” means each deferred compensation, pension, profit sharing and retirement plan, each plan, arrangement or policy for the provision of bonuses and/or severance benefits, each “employee benefit plan” (as defined in ERISA Section 3(3)), and each fringe benefit plan (including without limitation, a hospitalization, insurance, stock option or stock purchase plan), “multiemployer plan” (as defined in ERISA Section 3(37)) that an ERISA Affiliate maintains, contributes to, has liability with respect to, or has an obligation to contribute to or that covers any employee leased by FabriSteel or any “leased employee”, as defined in Code Section 414(n) with respect to an ERISA Affiliate.

(ii) “COBRA” means the Consolidated Budget Reconciliation Act of 1985, as amended.

(iii) “Code” means the Internal Revenue Code of 1986, as amended.

(iv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “ERISA Affiliate” means each other person or entity required to be aggregated with FabriSteel under Code Section 414(b), (c), (m), or (o).

(b) No ERISA Affiliate has directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any Benefit Plan which has or could give rise to any liens on any of the Assets, or which could result in any liability or obligation to Whitesell, whether arising out of establishing, operating, administering, or terminating such Benefit Plans or the transactions contemplated by this Agreement.

(c) FabriSteel has provided Whitesell with copies of all Benefit Plans that the Sellers, directly or indirectly, sponsored, maintained, or contributed to immediately prior to the Closing with respect to the Business, all amendments thereto, and all summary plan descriptions.

(d) Except as may be disclosed on Schedule 2.19:

(i) none of the assets comprising the Business which is to be acquired by Whitesell pursuant to this Agreement is subject to any lien under Code section 401(a)(29), ERISA Section 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b)

(ii) Neither the Sellers nor any ERISA Affiliate has incurred any liability which could subject Whitesell or the Assets to liability under Section 4062, 4063, 4064 or 4069 of ERISA.

(iii) Neither the Sellers nor any ERISA Affiliate, while an ERISA Affiliate, has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability has not been fully paid as of the date hereof. All contributions which FabriSteel or any ERISA Affiliate are required to have made to any such multiemployer plan have been timely made.

(iv) Each Benefit Plan complies with the requirements of the Code and ERISA and has been administered in compliance with the Code and ERISA.

2.20. Real Estate. (a) Schedule 2.20 contains a true, correct and complete list of the address and legal description of all Leased Premises. The Sellers do not own any real estate utilized in the Business. Schedule 2.20 sets forth a true, correct and complete list of all liabilities or other obligations evidenced or secured by liens or encumbrances on the applicable land records with respect to the Leased Premises (collectively, the “Lease Encumbrances”).

(b) The Sellers have a good and valid leasehold interest in the Leased Premises, free and clear of all Lease Encumbrances, other than as set forth on Schedule 2.20 (the “Permitted Lease Encumbrances”).

(c) Other than as set forth on Schedule 2.20, no party has made a written claim to the Sellers for labor performed or materials furnished to or for the benefit of the Leased Premises for all periods prior to the Closing Date, and at the Closing Date any such party providing such labor or materials will have been paid in full.

(d) (i) There are no taxes or assessments other than ordinary real estate taxes, and/or special assessments payable in installments, pending or payable against the Leased Premises and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Leased Premises.

(e) The Sellers have no Knowledge from any authority that the Leased Premises do not comply with any applicable building, zoning, subdivision, and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees (except with respect to any environmental matters or compliance with Environmental Laws, which matters are solely governed by Section 2.22) (collectively, the “Government Regulations”) of any and all authorities. FabriSteel has obtained and provided to Whitesell true, correct and complete copies of all consents, permits, registrations, licenses and approvals required by such Government Regulations, such consents, permits, registrations, licenses and approvals are in full force and effect, have been properly and validly issued, and on or prior to the Closing Date will be assigned to Whitesell by FabriSteel. There is no uncured breach of any condition or requirement imposed by, or pursuant to, any permit, registration or license issued with respect to the Leased Premises.

(f) To Sellers’ Knowledge, the structural components of all of the buildings located on the Leased Premises are in sufficient condition to conduct the Business as currently conducted.

(g) To Sellers’ Knowledge, there are no agreements of sale (other than this Agreement), options or other rights of third parties to acquire the Leased Premises or any other agreement that would otherwise prohibit any disposition of the Leased Premises.

(h) The last paragraph of Section 9 of the Business Property Lease dated March 1, 2001 by and between KASAMA L.L.C. and FabriSteel for the property at 7845 Middlebelt Road, Romulus, Michigan 48174 as in effect as of the Closing Date (the “Romulus Lease”), which requires the tenant to “cause an Environmental Site Assessment of the property” prior to the termination of the Romulus Lease in order to provide an assessment “which assessment results “shall [not] differ in any material way from the [prior] Environmental Site Assessment and Subsurface Sampling Report,” does not require subsurface sampling or testing in the area of the former fuel oil underground storage tank. If the landlord makes a claim that the Romulus Lease requires sampling or testing in such area, Sellers may, at their sole discretion, defend such claim. If the landlord prevails in such claim, or if Sellers waive or fail to assert such defense or if Sellers consent to such sampling and testing, Whitesell may conduct the required sampling and testing at the end of the term of the Romulus Lease, and if such sampling and testing identifies a condition which is a Pre-Closing Environmental Liability, Sellers shall indemnify, defend and hold harmless the Whitesell Indemnified Parties from and against all Damages resulting from such Pre-Closing Environmental Liability; provided, however, that Seller shall in no event be responsible for the cost of any such sampling and testing.

2.21. Taxes. (a) As used in this Section 2.21 and otherwise in this Agreement, the following terms shall have the following meanings:

(i) “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii) “Taxing Authority” means any governmental, regulatory or other authority with respect to Taxes.

(iii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(c) All Tax Returns required to have been filed by the Sellers with respect to the Business have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects in all material respects all liability for Taxes and all other information required to be reported thereon. All Taxes shown on such Tax Returns have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Sellers have adequately provided for in its books of account and related records any liability related to unpaid Taxes with respect to the Business, including with respect to Taxes not yet due and payable to the extent required in accordance with GAAP.

(d) There is no action or audit now proposed, threatened in writing or pending against, or with respect to, the Sellers in respect of any Taxes with respect to the Business. Except as set forth on Schedule 2.21, the Sellers are not the beneficiary of any extension of time within which to file any Tax Return, nor have the Sellers made (or had made on its behalf) any requests for such extensions. Except as set forth on Schedule 2.21, no claim has ever been made by an authority in a jurisdiction where the Sellers do not file Tax Returns that the Sellers are or may be subject to taxation by that jurisdiction or that the Sellers must file Tax Returns with respect to the Business. There are no liens or related claims outstanding against any of the Assets or with respect to the Business (other than tax liens for real and personal property not yet due and payable).

(e) The Sellers have with respect to the Business withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any third party, independent contractor, creditor, shareholder, and/or employee.

(f) Except as set forth on Schedule 2.21, there are no ongoing disputes or claims concerning any liability for Taxes with respect to the Business, and no such claims have been asserted or threatened in writing. Excluding items relating to any federal, state, local or foreign income taxes, FabriSteel has delivered or made available to Whitesell correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Sellers with the respect to the Business filed or received since December 31, 2000. The Sellers have not waived (or is not subject to a waiver of) any statute of limitations in respect of Taxes with respect to the Business nor have the Sellers agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency with respect to the Business.

2.22. Environmental Laws. (a) As used in this Section 2.22 the following terms shall have the following meanings:

(i) “Environmental Laws” means any federal, state or local law, regulation, rule, ordinance, or order pertaining to the protection of the environment and the health and safety of workers or the public, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq. and any other state, federal or local law, regulation, rule, guidance document, ordinance or order, each as in effect on the date hereof, unless otherwise stated herein, which govern:

(A) the existence, cleanup, remediation and/or removal of contamination on property;

(B) the emission or discharge of Hazardous Substances into the environment;

(C) the control of hazardous wastes; or

(D) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials.

(ii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaching, dumping or disposing into the environment, whether intentional or unintentional.

(iii) “Hazardous Substances” means (A) any petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (1) pose a hazard to the Real Estate or Leased Premises or to persons on or about the Real Estate or Leased Premises or (2) cause the Real Estate or Leased Premises to be in violation of any Environmental Law; (B) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (C) any chemical, material or substance defined as, or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including but not limited to under any Environmental Laws; (D) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (E) any other chemical, material or substance which poses a hazard to the health and safety of the public or the occupants of any of FabriSteel’s facilities or the owners and/or occupants of property adjacent to or surrounding those facilities, or any other person coming upon FabriSteel’s facilities or adjacent property; and (F) any other chemical, material or substance which poses a hazard to the environment.

(iv) “Disposal” means disposal as defined under any Environmental Laws.

(v) “Treatment” and “Storage” mean treatment and storage as defined by RCRA and the regulations there under and under any other Environmental Laws.

(vi) “Remediation” means environmental tests, studies, investigations, or for remedial work, or for damage to natural resources.

(b) Except as set forth on Schedule 2.22, there are not currently any activities on or at the Sellers’ facilities (including without limitation the Leased Premises) involving, directly or indirectly, the use, generation, Treatment, Storage or Disposal of any Hazardous Substances (i) under, or in the land at the facility whether contained in soil, tanks, sumps, ponds, lagoons, barrels, can or other containments, structures or equipment or (ii) used in connection with any operation on, in or at any of the Sellers’ facilities related to the Business, which in either case, is in violation of Environmental Laws or gives rise to “Corrective Action” requirements (as the term “Corrective Action” is defined in and under RCRA and under the state equivalent, Part 111 of the Natural Resources an Environmental Protection Act, MCLA 324.11101 et seq.).

(c) Except as set forth in Schedule 2.22, there have been no Releases by Sellers or threatened Releases by Sellers of any Hazardous Substances at any or from any of the Sellers’ facilities (including without limitation the Leased Premises), whether now or formerly owned, leased or operated by the Sellers, there has been no Treatment, Storage, or Disposal of any Hazardous Substances by Sellers at any of the Sellers’ facilities, whether now or formerly owned, leased or operated by the Sellers related to the Business, which, in either case, is in violation of Environmental Laws or has resulted in a liability under Environmental Laws.

(d) Except as set forth in Schedule 2.22, there are no Hazardous Substances located in or on any facilities (including without limitation the Leased Premises) now owned, leased or operated by the Sellers related to the Business, including but not limited to any groundwater or surface waters thereon in violation of Environmental Laws or which has resulted in a liability under Environmental Laws.

(e) Except as set forth in Schedule 2.22, Sellers are now and have since December 31, 2003, been in compliance with all Environmental Laws. The Sellers have all approvals, consents, licenses, permits, registrations and orders necessary to carry out its Business as currently conducted. Except as set forth in Schedule 2.22, to the Sellers’ Knowledge, there is no pending environmental litigation, enforcement actions, administrative orders, environmental liens or notices of violation brought under any Environmental Laws concerning any of the Sellers’ facilities (including without limitation the Leased Premises) and the Sellers have no Knowledge of any threatened litigation, enforcement actions, administrative orders or notices of violation.

(f) Except as set forth in Schedule 2.22, the Sellers have not received any written requests for information, notice of claim, demand or other notification that it may be potentially responsible for any threatened or actual Release of Hazardous Substances. The Sellers have not received any notice that, with respect to any location to which the Sellers have sent Hazardous Substances, it is a potentially responsible party subject to federal, state or local enforcement actions or other investigations which may lead to claims against the Sellers for the cost of Remediation or for personal injury claims.

2.23. No Insolvency. No insolvency proceeding of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, of the Sellers or the Assets or Business is pending or threatened. The Sellers have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

2.24. Product Liability. To Sellers’ Knowledge, no defect or deficiency exists in any of the products manufactured or sold by the Sellers, or in any finished Inventory of the Sellers, that could give rise to any liabilities or claims for breach of warranty, product liability or other similar liabilities or claims.

2.25. Third Party Rights. To Sellers’ Knowledge, no Employee, or consultant or independent contractor who provides service to the Sellers on a regular basis is bound by any agreement with a third party which includes limits on competition or solicitation of customers or employees, imposes obligations of confidentiality on such Person, addresses ownership of inventions or other intellectual property rights, or similar matters, or otherwise limit such Person’s ability to lawfully provide services to Whitesell in the manner currently provided to the Sellers.

2.26. Transactions With Related Parties. Except as set forth in Schedule 2.26, there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, with respect to the Business between FabriSteel and Profile, on the one hand, and FastenTech or its subsidiaries (other than the Sellers), on the other hand.

2.27. Finders’ Fees. There is no investment banker, broker, employee, officer, shareholder acting as a finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers or any investment banker, broker, employee, officer, shareholder or affiliate of the Sellers who is entitled to any bonus, fee, payment, compensation, or commission in connection with the transactions contemplated by this Agreement.

2.28. Union Contract. The collective bargaining agreement between FabriSteel and the UAW is assignable to Whitesell.

Representations of Whitesell

3. Representations of Whitesell. Whitesell represents and warrants to the Sellers as follows:

3.1. Organization and Authority. Whitesell is duly incorporated, validly existing and in good standing under the laws of the State of Alabama, and has requisite corporate power and authority to own its properties and to carry on its Business as now being conducted. Whitesell has full corporate power to execute, deliver and perform this Agreement and the other agreements and documents executed by Whitesell in connection herewith and to consummate the transactions contemplated hereby and thereby.

3.2. Authorization. The execution, delivery and performance of this Agreement and all other agreements and documents executed by Whitesell in connection herewith, and the consummation by Whitesell of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement, the Bill of Sale, the Assignments, and all other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of Whitesell, enforceable against Whitesell in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and by principles of equity, whether considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement, the Bill of Sale, the Assignments, and the other agreements provided for herein and therein, and the consummation by Whitesell of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulations applicable to Whitesell; (b) violate the provisions of the Articles of Incorporation or Bylaws of Whitesell; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Whitesell; or (d) conflict with or result in the breach or termination of any term or provision of, constitute a default under, cause any acceleration under, or cause the creation of any Encumbrance upon the properties or assets of Whitesell pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its assets is or may be bound.

3.3. Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Whitesell and which are necessary for the consummation by Whitesell of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

3.4. Investigation. Whitesell acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, in entering into the transactions contemplated hereby, Whitesell is relying on its own investigation and analysis and more specifically on the representations and warranties of Sellers contained in Section 2.4 in respect of the Financial Statements and the 2003 EBITDA. Whitesell used the 2003 EBITDA times a multiple to evaluate the acceptability of the Purchase Price. Whitesell recognizes that the 2003 EBITDA calculation is no guarantee of future performance and that actual EBITDA of the Business for the period after September 30, 2003 may be less than the 2003 EBITDA. Whitesell also recognizes that EBITDA for the Business for the ten months ended July 31, 2004, on an annualized basis, was less than the 2003 EBITDA. Whitesell is knowledgeable about the industries in which Sellers operate.

4. Confidentiality. All information, documents or other material not previously disclosed to the public or generally known to persons engaged in the business of Sellers or Whitesell which shall have been furnished by Sellers or Whitesell to the other party in connection with the transactions contemplated hereby (“Information”) shall not be disclosed by such receiving party to any person other than their respective officers, directors, attorneys, accountants, or financial advisors and limited other employees on a need to know basis to effect this transaction. Each party will use reasonable and diligent efforts to cause all persons (including any Affiliates) to whom any Information is disclosed not to disclose any of such

Information to others in violation of the foregoing restrictions. The obligations of this Section shall not apply to any Information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure by the party against whom enforcement of this Section is sought (the “Disclosing Party”)), (b) was available to the Disclosing Party from a source other than the other party or its officers, employees, agents, attorneys or other representatives, provided that such source is not and was not bound by a confidentiality agreement or obligation with the other party, (c) has been independently developed by the Disclosing Party without violation of any of its obligations hereunder, or (d) is required to be disclosed pursuant to any law or regulation or any judicial or administrative requested or proceeding. Each party agrees to cause the Information to be used only in connection with its analysis and review of the transactions contemplated in this Agreement. An “Affiliate” of an entity means each entity that, directly or indirectly, controls, is controlled by, or is under common control with such entity, but shall not include any natural person.

5. Public Announcements. From the date hereof, each of Whitesell and the Sellers agrees to not disclose the material terms of this Agreement in any press release, except as required to be disclosed pursuant to any law or regulation or any judicial or administrative request or proceeding or as required under the FastenTech bond indenture. For purposes of this Section, the “material terms of this Agreement” means the Purchase Price, the Final Adjustment Amount, the Assumed Liabilities, the Retained Liabilities, the indemnity provisions, the non-competition provisions, the Shared Services Agreement, the Supply Agreements, the due diligence results, Sellers’ customer and supplier lists, or any employee-specific information of the Sellers. This restriction shall not apply after and to the extent that any of these terms are properly disclosed as permitted above. This section is not intended to limit Whitesell’s ability to communicate with existing or prospective employees, suppliers, or customers in the ordinary course of business the fact that Whitesell has purchased all of the assets of the Business for an undisclosed amount.

6. Reserved.

7. Sellers’ Closing Deliveries. Whitesell shall have received at or prior to the Closing each of the following documents:

(a) The Bill of Sale and the Assignments executed by Sellers;

(b) An opinion of Dechert LLP, dated as of the Closing Date, in the form attached as Exhibit C;

(c) A mutual release of all claims between Whitesell of Michigan, Inc., and FabriSteel in form and substance acceptable to Whitesell;

(d) An assignment of the UAW FabriSteel’s collective bargaining agreement in the form attached as Exhibit E;

(e) Transitional Services Agreement with a subsidiary of FastenTech in the form attached as Exhibit F;

(f) Certificates of the Secretary of the Sellers attesting to the incumbency of such Seller’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and validity of its organizational documents;

(g) Landlord waiver and estoppel certificates from each lessor under the Leases set forth in Schedule 2.8 (i) representing that there are no outstanding claims against FabriSteel under any such Lease, and no outstanding defaults or events which with notice or the passage of time or both may become defaults; (ii) specifying the commencement and termination dates under the Lease; (iii) specifying the rental rates under the Lease; (iv) providing a landlord waiver in favor of Whitesell’s lenders; and (v) any other matters that Whitesell may reasonably request, all substantially in the form attached as Exhibit H;

(h) The Supply Agreement with FastenTech in the form attached hereto as Exhibits I; and

(i) Certificates of Amendment to the Articles of Incorporation of FabriSteel and Profile Steel changing their corporate names to one not using the terms “FabriSteel” and “Profile Steel”.

8. Whitesell’s Closing Deliveries. The Sellers shall have received at or prior to the Closing each of the following documents:

(a) A certificate of the Secretary of Whitesell attesting to the incumbency of Whitesell’s officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents;

(b) The Bill of Sale and the Assignments executed by Whitesell;

(c) Payment of the Purchase Price;

(d) An assignment of the UAW FabriSteel’s collective bargaining agreement in the form attached as Exhibit E;

(e) Transitional Services Agreement with Whitesell in the form attached as Exhibit F;

(f) A cross receipt executed by Whitesell;

(g) An opinion of Whitesell’s counsel, dated as of the Closing Date, in the form attached as Exhibit G; and

(h) the Supply Agreement with Whitesell in the form attached hereto as Exhibits I; and

(i) A mutual release of all claims between Whitesell of Michigan, Inc., and FabriSteel in form and substance acceptable to the Sellers.

9. Post-Closing Agreements. FabriSteel and Whitesell agree that from and after the Closing Date:

9.1. Proprietary Information. FabriSteel and each entity that directly or indirectly controls, is controlled by, or is under common control with FabriSteel shall hold in confidence, and use commercially reasonable efforts to have all of its officers, shareholders, directors and personnel hold in confidence, all Intellectual Property of a secret or confidential nature with respect to the Business, and shall not disclose, publish or make use of the same without the written consent of Whitesell, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by FabriSteel or by any other persons controlled by FabriSteel who have agreed not to disclose, publish or make use of such information or is required to be disclosed by law or any judicial or administrative regulation or proceeding.

9.2. Non-Competition Agreement. (a) For a period of ten (10) years after the Closing Date, neither FabriSteel, its shareholders nor any parent corporation, subsidiary, or other Affiliate of FabriSteel shall directly or indirectly compete with the Business through the manufacture, marketing or sale of any Products that incorporate, embody, or use the Intellectual Property owned by the Business, or which Sellers have a legal and enforceable right to own or use; or engage in, manage, operate, be connected with or acquire any interest in, as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise, any business which manufacturers the Products (a “Competitive Business”) throughout the world, except that FabriSteel and its affiliates may (i) own, in the aggregate, not more than 1% of the outstanding shares of any publicly held corporation that is a Competitive Business and has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or on the NASDAQ Stock Market (or a recognized securities exchange outside the U.S.), and (ii) continue operating any existing business of the Sellers, their shareholders, parent corporation, subsidiary, or other Affiliate not acquired including the Excluded Assets as long as FabriSteel and its Affiliates do not manufacture, market or sell any of the Products referenced above. As stated in the Recital and to assure clarity here: “Whitesell desires to purchase, and the Sellers desire to sell, certain of FabriSteel’s Assets (as defined in Section 1.1) and business activity and all of Profile’s Assets and business activity (such business activity being collectively, the “Business”) for the consideration set forth below and the assumption of certain of the Sellers’ liabilities set forth below, subject to the terms of this Agreement. The Assets of the Sellers being sold relate to those Assets that are referenced in Section 1.1 that are used or are available for use by the Sellers in the manufacture or sale of Products (as defined below). For purposes of this Agreement, the term “Products” means pierce nuts, other pierce form fasteners (including fasteners formed after installation in pre-formed apertures, non-threaded locating studs, single and double-ended threaded or non-threaded studs), related installation tooling and equipment, custom cold-rolled products, all other such products historically sold in the Business since March 1998, and any and all additional products designed, developed, or under research or development by Sellers.”

(b) The parties hereto agree that the duration, geographic scope and other provisions of the non-competition provision set forth in this Section are reasonable. In the event that any court determines that the duration, the geographic scope or any other provisions are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. FabriSteel agrees that damages are an inadequate remedy for any breach of this provision and that Whitesell shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision. If FabriSteel or any affiliate shall violate this Section, the duration of this Section automatically shall be extended as against such violating party for a period equal to the period during which such party shall have been in violation of this Section. The covenants contained in this Section are deemed to be material and Whitesell is entering into this Agreement in reliance upon such covenants.

(c) In the event the existing Confidentiality, Non-Disclosure and Non-Competition Agreements between FabriSteel and its employees are not assignable to Whitesell, and in the event an employee does not sign Whitesell’s similar agreement (therefore is not hired by Whitesell), and the employee subsequently violates FabriSteel’s original agreement in any manner, upon the written request of Whitesell referencing this Section of the Agreement, FabriSteel will enforce its rights under such prior agreement against such former employee; provided, that Whitesell agrees in writing to, and promptly does, reimburse FabriSteel for any and all expenses incurred in connection with such enforcement upon such incurrence.

9.3. Employment of Rick Ward and other Employees. (a) For a period of two (2) years after the Closing Date, without the consent of Whitesell, neither FabriSteel nor FastenTech or its subsidiaries will (i) employ any employees currently employed by Sellers (other than Rick Ward), except to the extent such employee is terminated by Whitesell without cause, or (ii) employ Rick Ward.

(b) The parties hereto agree that the duration of the employment restriction set forth in this Section is reasonable. In the event that any court determines that the duration is unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period that would not render it unenforceable. The Sellers agree that damages are an inadequate remedy for any breach of this provision and that Whitesell shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this provision. If the Sellers or any affiliate shall violate this Section, the duration of this Section automatically shall be extended as against such violating party for a period equal to the period during which such party shall have been in violation of this Section. The covenants contained in this Section are deemed to be material and Whitesell is entering into this Agreement in reliance upon such covenant.

9.4. Sharing of Data. Sellers shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to Whitesell pursuant to the terms of this Agreement and such personnel of the Business as are reasonably required by either Seller, for the limited purposes of concluding its involvement in the Business and complying with its obligations under applicable debt agreements and securities, tax, environmental, employment or other laws and regulations. Whitesell shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by FabriSteel pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business or the Assets transferred to Whitesell hereunder or is otherwise needed by Whitesell in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. In addition, Whitesell will provide to Seller, within the Business’ normal month-end closing cycle for the first month ending after the Closing Date the monthly reporting information (in form and substance) customarily provided to FastenTech by the Sellers and such other financial information as reasonably requested with respect to the Business for the period from July 31, 2004, through the Closing Date. In addition, Whitesell shall cause the Business’ employees, agents and representatives to cooperate with and assist Sellers in preparing Sellers’ financial statements for each period from October 1, 2003, to the Closing Date, including in connection with the audit of FastenTech’s financial statements for any such period.

9.5. Employee Benefits Matters.

(a) Employees - Offer of Employment. Effective as of the Closing Date, the Sellers will terminate the employment of each of their employees who are employed primarily in connection with the Business. Whitesell agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee terminated in accordance with the immediately preceding sentence in the same or a comparable position and at a rate of pay at least equal to the Employee’s rate of pay in effect on the Closing Date. For purposes of this Section 9.5, references to “pay” shall include base pay plus any commission, bonus or incentive pay. Such employment shall be at the same location as the Employee’s location of employment as of the Closing Date (which, in the case of a sales employee, shall mean such employee’s sales territory on the Closing Date). Whitesell may, at its discretion but subject to any existing collective bargaining agreements, change the conditions of employment after the Closing Date.

(b) General Allocation of Employee Benefits Obligations. It is understood by Whitesell and FabriSteel that, on and after the Closing Date, Whitesell will not assume or accept any of the Benefit Plans or other employee benefit obligations of FabriSteel. On or after the Closing Date, Whitesell will, in its sole discretion, establish new employee benefit plans or otherwise provide employee benefits for those former employees of FabriSteel who are hired by Whitesell (“Whitesell’s Plans”) which plans, shall cover only claims related to illnesses, treatments, injuries, deaths, disability or other occurrences on or after the later of the Closing Date or the date such former employee of FabriSteel is hired by Whitesell. FabriSteel (and not Whitesell) shall be responsible for liabilities and claims for employee benefits (i) under the Benefit Plans of FabriSteel, (ii) to the extent that such liabilities relate to service, illnesses, treatments, injuries, deaths, disability or other occurrences prior to the later of the Closing Date or the date such employee is hired by Whitesell (including benefits provided to an employee who is absent from work as of Closing Date due to disability or other absence until such time as such employee becomes an active employee of Whitesell), (iii) earned or accrued under any tax qualified Benefit Plans of FabriSteel for the year of Closing, or (iv) with regard to any severance or layoff benefits that are claimed to arise as a result of the transactions contemplated by this

Agreement. Whitesell will authorize the trustee of any 401(k) plan that it establishes for the benefit of employees of FabriSteel who are hired by Whitesell, or in which such employees are allowed to participate, to accept direct rollovers of such employees’ accounts from the FabriSteel Products 401(k) Profit Sharing Plan, including any loan notes.

(c) COBRA Obligations. FabriSteel will be responsible for all COBRA obligations for employees of FabriSteel (and their dependents) who have a qualifying event (as defined under COBRA) on or before the Closing Date.

(d) Crediting of Service. With regard to Whitesell’s Plans, employees hired by Whitesell on or after the Closing Date shall receive credit for their service with FabriSteel prior to Closing for purposes of (i) eligibility to participate (with regard to all such plans), (ii) vesting (only with regard to tax qualified plans established under Code Section 401(a)) and (iii) in the case of vacation, severance or similar plans basing benefit amounts on length of service (excluding any defined benefit pension plans), amount of benefits.

9.6. Steel Allocation. Sellers will not interfere or impair the ability of Whitesell to obtain from steel companies the steel allocation previously allocated to the Business by (i) directing any such steel company to divert to FastenTech or its subsidiaries any steel allocation previously allocated to the Business or (ii) knowingly agreeing to accept such steel company’s diversion to FastenTech or its subsidiaries of any steel allocation previously allocated to the Business.

9.7. Midwest Accounts Receivable. (a) During the 90-day period after the Closing, Whitesell shall use all reasonable efforts to collect all accounts receivable of the Business as of the Closing in which Midwest is the account debtor (such amount, without regard to any allowance for doubtful accounts, or other reserve, being the “Midwest Accounts Receivable”). If any portion of the Midwest Accounts Receivable that remains unpaid sixty (60) days after the Closing Date, Whitesell shall suspend product shipments to or for the benefit of Midwest or its Affiliates until Midwest has paid all of the Midwest Accounts Receivable, provided that Whitesell shall not be required to suspend product shipments to Midwest hereunder so long as either (i) Midwest shall have filed a petition seeking the reorganization or bankruptcy relief in respect of its debts, or a substantial part of its assets, under any Federal, state, or foreign bankruptcy, insolvency, or receivership law, and the petition or resulting proceeding shall continue undismissed or an order or decree approving or ordering any of the foregoing shall have been entered, or (ii) all of such portion of the Midwest Accounts Receivable then outstanding is disputed by Midwest and such disputed amount equals an amount less than 10% of all of the amount of Midwest Accounts Receivable outstanding as of the Closing.

(b) If the Midwest Accounts Receivable remains outstanding after the ninetieth (90th) day following the Closing Date, and Whitesell has suspended product shipments to Midwest for at least thirty (30) days in accordance with Section 9.7(a), Profile shall repurchase, or shall cause one of its Affiliates to repurchase, any outstanding Midwest Accounts Receivable that Whitesell designates in a written notice to Seller. Within five business days after receiving the repurchase notification, Profile or its affiliates shall pay Whitesell the aggregate unpaid balance of all such Midwest Accounts Receivable to be repurchased, and Whitesell shall deliver to Profile, or its affiliates, appropriate instruments of assignment to each account being repurchased and of all rights of collection of such accounts. If Whitesell does not designate within one hundred fifteen (115) days after the Closing Date an account as one to be purchased by Profile pursuant to this subsection, Profile shall no longer have any obligation to purchase such account.

(c) For the purpose of determining the unpaid balance with respect to each account in the Accounts Receivable, the face value of the account shall be used, no interest charges shall be included and payments made by account debtors shall be applied to accounts in the chronological order in which such accounts were invoiced to the account debtor.

9.8. Miscellaneous. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of Whitesell and FabriSteel, and no third party rights are intended or shall be deemed created hereby. Without limiting the generality of the foregoing, no past, present or future employee of FabriSteel or Whitesell shall have any rights of any nature whatsoever under or arising out of this Agreement. Notwithstanding anything herein to the contrary, Whitesell shall be free, in its sole and absolute discretion, to amend or terminate any plan, program or practice established or maintained on and after the Closing Date.

10. Indemnification and Reimbursement.

10.1. Survival. The representations, warranties and covenants made by the Sellers herein shall survive the Closing, and any investigation made at any time with respect thereto, for a period equal to thirty (30) months after the Closing, provided, that (i) the representations and warranties made under Sections 2.2 (but only the second sentence thereof relating to enforceability of this Agreement) shall survive for the period of the applicable statute of limitations for such matters, and (ii) the representations and warranties made under Section 2.20(h) shall survive until sixty (60) days after the expiration or earlier termination of the current term of the Romulus Lease. The representations, warranties and covenants made by Whitesell herein shall survive the Closing, and any investigation made at any time with respect thereto, for a period equal to thirty (30) months after the Closing, provided, that the representations and warranties made under Section 3.2 (but only the second sentence thereof relating to enforceability of this Agreement) shall survive for the period of the applicable statute of limitations for such matters.

10.2. Indemnification. (a) Sellers and its parent corporation (collectively, the “Seller Indemnitors”) agree jointly and severally to indemnify, defend and hold harmless Whitesell and any parent, subsidiary or affiliate thereof and all directors, officers, employees and agents of each of the foregoing (collectively, the “Whitesell Indemnified Parties” and individually a “Whitesell Indemnified Party”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities (whether absolute, accrued, contingent or otherwise) and reasonable costs and expenses, including but not limited to, interest, penalties, expert witness fees and expenses, and attorneys’ fees and expenses (collectively, “Damages”), asserted against, imposed upon or incurred by any Whitesell Indemnified Party, directly or indirectly, by reason of or resulting from or relating to any of the following (but in any event excluding the Assumed Liabilities):

(i) The Retained Liabilities; or

(ii) Misrepresentation or breach of warranty or covenant or agreement by the Sellers made or contained in this Agreement or in any Exhibit, Schedule, certificate or other instrument furnished or to be furnished to Whitesell under this Agreement; or

(iii) Failure to comply with any bulk sales or similar laws applicable to the transactions contemplated hereby;

provided, however, that in no event will the aggregate liability of the Seller Indemnitors under clause (i) of this Section 10.2(a) for Pre-Closing Environmental Liabilities and under clause (ii) of this Section 10.2(a), in the aggregate, exceed $18,750,000 (the “Cap”); and provided, further, that, except as described in Section 10.8, no claims for indemnification can be made under clause (ii) of this Section 10.2(a) unless and until the aggregate amount of such Damages for which the Whitesell Indemnified Parties are entitled to indemnity under the terms hereof exceeds $250,000 (the “Whitesell Deductible”), and provided, further, that Damages attributable to potential violations of Environmental Laws raised in the Dragun Limited Compliance Assessments identified in Schedule 2.22 shall also be subject to the Whitesell Deductible, except for any penalties imposed by any governmental agency. In the event the aggregate amount of the Damages sustained by the Whitesell Indemnified Parties under clause (ii) of this Section 10.2(a) hereunder (other than those described in Section 10.8) exceeds the Whitesell Deductible, the indemnification obligations of the Seller Indemnitors shall apply only to those Damages actually sustained by the Whitesell Indemnified Parties in excess of the Whitesell Deductible.

(b) Whitesell agrees to indemnify, defend and hold harmless FabriSteel and any parent, subsidiary or affiliate thereof and all directors, officers, employees, agents, representatives and consultants of each of the foregoing (collectively, the “FabriSteel Indemnified Parties” and individually a “FabriSteel Indemnified Party”) from and against all Damages asserted against, imposed upon or incurred by any FabriSteel Indemnified Party, directly or indirectly, by reason of or resulting from or relating to any of the following:

(i) The Assumed Liabilities; or

(ii) Misrepresentation or breach of warranty or covenant or agreement by Whitesell or any Affiliate of Whitesell made or contained in this Agreement or in any certificate or other instrument executed by Whitesell and furnished to FabriSteel or Affiliate of FabriSteel under this Agreement; or

(iii) Litigation or other claims arising from acts, failures to act or events relating to the Business or the Assets which occurred after the Closing Date, including without limitation product liability and product warranty claims for products designed and manufactured after the Closing Date;

provided, however, that no claims for indemnification can be made under clause (ii) of this Section 10.2(b) unless and until the aggregate amount of such Damages for which the FabriSteel Indemnified Parties are entitled to indemnity under the terms hereof exceeds $250,000 (the “Sellers’ Deductible”). In the event the aggregate amount of the Damages sustained by the

FabriSteel Indemnified Parties under clause (ii) of this Section 10.2(b) hereunder exceeds the Sellers’ Deductible, the indemnification obligations of Whitesell shall apply only to those Damages actually sustained by the FabriSteel Indemnified Parties in excess of the Sellers’ Deductible.

10.3. Notice and Defense of Claims. The obligations and liabilities of each indemnifying party hereunder (an “Indemnifying Party”) with respect to claims resulting from the assertion of liability by any indemnified party (an “Indemnified Party”) or third parties shall be subject to the following terms and conditions:

(a) Notice. The Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party for which the Indemnified Party believes it is entitled to indemnification pursuant to Section 10.2, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. Such notice shall be given in accordance with Section 14.

(b) Third Party Claims or Actions. The obligations and liabilities of any party hereto against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 10.3(b).

(i) Promptly after receipt by any Indemnified Person of notice of any demand or claim or the commencement of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in Damages, the Indemnified Person shall give notice thereof (a “Claims Notice”) to any other party obligated to provide indemnification pursuant to Section 10.2(a) or Section 10.2(b) (the “Indemnifying Persons”). Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered by the Indemnified Person. The rights of any Indemnified Person to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claims Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Person is prejudiced thereby.

(ii) The Indemnifying Person shall have the right, exercisable by written notice to the Indemnified Person within 60 days of receipt of a Claims Notice from the Indemnified Person, to assume the defense of such Asserted Liability, using counsel selected by the Indemnifying Person and reasonably acceptable to the Indemnified Person, if, but only if, the Indemnifying Person first agrees in writing that (i) the Indemnifying Person is responsible for all Damages relating to all matters referenced in the Claims Notice (including all Asserted Liabilities) (except to the extent that the Indemnifying Person is not responsible for such Damages as a result of application of the limitations included in this Section 10, as the case may be); provided that notwithstanding anything else herein to the contrary, the Indemnifying Person shall not have the right to assume or continue control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person, (x) if the claim which the Indemnifying Person seeks to assume or continue control involves a claim in which an adverse determination would reasonably be likely to result in a material adverse effect on the financial condition or results of operation of the Business or (y) if the Indemnified Person reasonably determines that the Indemnifying Person is not diligently pursuing such defense. Should the Indemnifying Person elect to assume the defense of the Asserted Liability, the Indemnifying Person shall not be liable to the Indemnified Person for legal expenses incurred by the Indemnified Person in connection with the defense thereof after the Indemnifying Person assumes the defense thereof. Subject to the foregoing, if the Indemnifying Person elects to compromise or defend such Asserted Liability, the Indemnified Person shall cooperate in connection with the defense of such Asserted Liability. If the Indemnifying Person elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Person of its election as herein provided, the Indemnified Person may pay, compromise or defend such Asserted Liability. The Indemnified Person and the Indemnifying Person may participate, at their own expense, in the defense of such Asserted Liability.

(iii) If any Indemnifying Person has assumed the defense of an Asserted Liability in accordance with the terms hereof, he, she or it shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the consent of the Indemnified Person if (i) the settlement involves solely monetary damages and (ii) the settlement contains a complete release of the Indemnified Person without further liability thereto. If the foregoing conditions are not satisfied, the Indemnifying Person shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability only upon receipt of the written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed. If the Indemnified Person does not give such consent, the Indemnifying Party shall resume the diligent defense of the Asserted Liability.

10.4. Other Limitations. Each party acknowledges and agrees that except with respect to claims based on fraud, its sole and exclusive remedy for damages with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 10. In furtherance of the foregoing, Whitesell hereby waives and releases the Sellers from any and all rights, claims and causes of action, known and unknown, foreseen or unforeseen, for monetary or other damages which exist or which may arise in the future under any Environmental Law, including any common law relating to environmental matters, CERCLA, or any other Environmental Laws now or hereafter in effect. Notwithstanding anything to the contrary in this Agreement, no party shall be required to indemnify or hold harmless the other party or otherwise compensate the other party for damage to reputation, lost business opportunities, special, indirect, incidental or consequential damages, lost profits, mental or emotional distress, exemplary, or interference with business operations. Indemnified Persons shall take and shall cause their affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

The amount of any Damages for which indemnification is provided under any of Sections 10.2(a) and 10.2(b) shall be net of (i) any amounts recoverable by the Indemnified Person from any unrelated third parties or under insurance policies or indemnity agreements with respect to such Damages and net of any resulting tax benefits related thereto. An Indemnified Person shall use its reasonable efforts to seek recovery from any foregoing collateral source of any such claim for indemnity before or within a reasonable amount of time after making any claim for indemnification by an Indemnifying Person. Any Indemnifying Person may, in its sole discretion, require any Indemnified Person to grant an assignment of the right of such Indemnified Person to assert a claim against any collateral source. In the event of such assignment, the Indemnifying Person will pursue the claim at its own expense.

10.5. Cooperation. The parties hereto agree to render to each other such assistance as they may reasonably request of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where counsel has been selected by an Indemnifying Party or by an Indemnified Party pursuant to Section 10.3, the Indemnifying Party or the Indemnified Party, as the case may be, shall be entitled to rely upon the advice of such counsel in the conduct of the defense.

10.6. Confidentiality. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential Business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that (a) it will use commercially reasonable efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential Business records (consistent with applicable law and rules of procedure) and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent practicable, be made so as to preserve any applicable attorney-client or work-product privilege.

10.7. Affiliates as Beneficiaries. The Whitesell Indemnified Parties, and their respective assigns and successors, and the FabriSteel Indemnified Parties, and their respective successors and assigns, are third party beneficiaries of this Section 10 in accordance with its terms. Any modification of this Section 10 executed by Whitesell and FabriSteel shall be binding upon such persons, and any consent or action taken by Whitesell on its own behalf shall be binding upon the Whitesell Indemnified Parties and their respective successors and assigns, and any consent or action taken by FabriSteel on its own behalf shall be binding upon the FabriSteel Indemnified Parties and their respective successors and assigns for purposes of this Agreement. This Section 10 is not intended to, nor shall it be deemed to, create any rights in any persons except for Whitesell, the Whitesell Indemnified Parties, and their respective successors and assigns, and FabriSteel, the FabriSteel Indemnified Parties, and their respective successors and assigns.

10.8. Environmental. Neither Whitesell nor any of its Affiliates, agents, or other persons acting on Whitesell’s or its Affiliates’ behalf will submit to the State of Michigan a BEA, as defined under MCLA Sec. 324.20101(d). Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be liable or responsible for any Damages for misrepresentation or breach of warranty in Section 2.20(h) or Section 2.22 or for a Pre-Closing Environmental Liability where the condition giving rise to such liability has been discovered by Whitesell’s or its Affiliates’, agents’, or other persons acting on Whitesell’s or its Affiliates’ behalf (1) assessment to submit to the State of Michigan a BEA; or (2) voluntary invasive sampling, testing, and related analysis or reporting to any governmental agency or third party the results of any such invasive sampling, testing and related analysis, except (a) as required by Environmental Law, (b) as required by the terms of the Leases listed in Schedule 2.8 as such Leases are in effect as of the Closing Date, provided that Sellers shall have the right to contest such sampling, testing or analysis which a landlord may claims is required in the Leases and (c) as generated from the investigation of conditions prior to performing structural repairs of the real property subject to the Leases listed in Schedule 2.8 as of the Closing Date, provided such investigation is reasonable and necessary under the circumstances. Nothing herein shall affect Sellers’ indemnification obligations should Whitesell provide disclosure of Phase I and compliance reports prepared as of the date hereof to its lenders and its lenders’ legal advisors; provided, such lenders and their legal advisors shall not disclose such information to any government agency or third party. With respect to any Pre-Closing Environmental Liability the resolution of which requires Remediation, each Seller shall have the right, at its own discretion, to perform the Remediation or require Whitesell to do so; and in any event such Seller shall only be responsible for Remediation to the least stringent standards under Environmental Laws applicable to the use of the property as of the Closing Date as such standards are in effect at the time of the completion of the Remediation or the standards, if any, set forth in the Leases listed in Schedule 2.8 as such Leases are in effect as of the date hereof (but only for such period as such Leases’ provisions in their form as of the Closing Date may be enforceable), and such Seller may choose the method of Remediation among all alternative methods including the least costly method, and Whitesell shall consent to the imposition of any structural or institutional controls so long as they do not impair Whitesell’s ability to conduct the Business at the property. Sellers shall indemnify, defend and hold the Whitesell Indemnified Parties harmless for any claims that any such controls are prohibited by any of the Leases listed in Schedule 2.8 in their form as of the Closing Date. During its occupancy of each property subject to a Lease listed in Schedule 2.8, Whitesell shall be responsible for operation and maintenance of any such structural or institutional controls at Seller’s cost and expense. If either Seller requires Whitesell to perform the Remediation, such Seller agrees to promptly review all remediation plans and costs estimates prepared by or for Whitesell, including change orders and amendments thereto, and such Seller will provide its consent to such actions which are consistent with the requirements of this Section 10.8, which consent shall not be unreasonably withheld or delayed, and any Remediation which Whitesell performs without obtaining consent pursuant to this provision or which exceeds the cost estimate agreed to by such Seller shall be done at Whitesell’s risk, but Seller shall reimburse all necessary and reasonable costs. The Whitesell Deductible (as defined in Section 10.2(a)) shall not apply to the environmental issues covered by the indemnity, including without limitation those resulting from a breach of the representation and warranty contained in Section 2.20(h), except as set forth in Section 10.2 hereof.

10.9. No Willful Actions. Notwithstanding anything contained herein to the contrary, no limitation of liability provided in this Article 10 shall apply to any misrepresentation or breach of warranty contained herein, or any misrepresentation or breach of warranty contained in any certificate or other instrument furnished in connection with this Agreement, if such misrepresentation or breach of warranty was made with falsity to mislead or deceive.

11. Construction. Each of the parties is a sophisticated legal entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12. Transfer and Sales Tax. FabriSteel shall be responsible for and shall pay all filing and recording, sales, use and transfer taxes and fees, if any, upon the sale or transfer of any motor vehicles constituting part of the Assets hereunder and the other transactions contemplated by this Agreement. Whitesell shall be responsible for and shall pay all other filing and recording, sales, use and transfer taxes and fees, if any, upon the sale or transfer of any of the Assets hereunder and the other transactions contemplated by this Agreement.

13. Brokers.

13.1. For Whitesell. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Whitesell without the intervention of any other person in such manner as to give rise to any valid claim for a finder’s fee, brokerage commission or other like payment. Whitesell agrees to indemnify and hold harmless FabriSteel against any claims or liabilities asserted against it by any person acting or claiming to act as a finder or broker on behalf of Whitesell with respect to this Agreement.

13.2. For FabriSteel. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by FabriSteel without the intervention of any other person in such manner as to give rise to any valid claim for a finder’s fee, brokerage commission or other like payment. FabriSteel agrees to indemnify and hold harmless Whitesell against any claims or liabilities asserted against it by any person acting or claiming to act as a finder or broker on behalf of FabriSteel with respect to this Agreement.

14. Notices. Any notices or other communications required or permitted hereunder shall be made in writing (including telecommunications) and delivered personally or sent by telex, telecopy or other wire transmission (with request for assurance in a manner typical with respect to communications of that type), federal express or other overnight air courier (postage prepaid), registered or certified mail (postage prepaid with return receipt requested), addressed as follows or to such other address of which the parties may have given notice:

To FabriSteel and	FabriSteel Products Incorporated
Profile:	8500 Normandale Lake Blvd.
Minneapolis, MN 55437
Attention: Mr. Dave Salkowski

Fax No.: (952) 921-2099

With a copy to:	Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: John D. LaRocca, Esq.

Fax No.: (215) 994-2222

To Whitesell:	Whitesell International Corporation
P.O. Box 2581
2703 East Avalon Ave.
Muscle Shoals, AL 35662
Attention: R. R. Wiese

Fax No.: (256) 248-8588

With a copy to:	Dickinson Wright PLLC
500 Woodward Ave., Suite 4000
Detroit, MI 48226
Attention: Mark R. High, Esq.

Fax No.: (313) 223-3598

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by wire transmission; (b) on the next business day after mailing or deposit with an overnight air courier; or (c) three business days after being sent, if sent by registered or certified mail.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Whitesell nor FabriSteel may assign all or a portion of its rights and obligations hereunder without the prior written consent of the other party, except that Whitesell may assign all or a portion of its rights and obligations hereunder to an Affiliate of Whitesell. Any assignment in contravention of this Section shall be void.

16. Entire Agreement; Amendments; Incorporation of Attachments. (a) This Agreement, all Exhibits hereto, and all Schedules, agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties except as expressly provided herein, including without limitation the Confidentiality Letter dated November 18, 2003, between FastenTech, the parent corporation of FabriSteel, and Whitesell. Whitesell and FabriSteel, by the consent of their respective Boards of Directors, or officers authorized by such Boards of Directors, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Whitesell and FabriSteel.

(b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The Exhibits and Schedules attached hereto are incorporated as integral parts of this Agreement.

17. Expenses. Except as otherwise expressly provided herein, Whitesell and FabriSteel shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

18. Governing Law. This agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without reference to choice of laws rules or principles of such State.

19. Section Headings. The section headings of this Agreement are for the convenience of the parties only and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

22. Facsimiles of Signature. Whitesell and FabriSteel acknowledge that signatures on this Agreement and certain other documents to be delivered in connection with this Agreement may be delivered by facsimile in lieu of an original signature, and Whitesell and FabriSteel agree to treat such signatures as original signatures and shall be bound thereby.

23. Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Whitesell until the property or right is transferred at 12:01 a.m. Detroit, Michigan, time on the Closing Date hereunder; provided, however, that if there is any loss of any portion of the Assets between the date hereof and the Closing and Whitesell elects to complete the Closing without reduction of the Purchase Price on account of such loss, Whitesell shall be entitled to the proceeds of any insurance payable with respect to the loss of such Assets, excluding proceeds of any business interruption insurance from the date hereof to the Closing Date.

24. Time is of the Essence. Time is of the essence in the performance of this Agreement.

25. Dispute Resolution. (a) The parties will, in the first instance, attempt to settle any and all claims or disputes arising in connection with this Agreement or the transactions contemplated hereby by good faith negotiations by senior management of each party. If the dispute is not resolved by senior management within thirty (30) days after delivery of a written request for such negotiation by either party to the other, either party may make a written demand (the “Demanding Party”) for formal dispute resolution (the “Notice”) and specify therein in reasonable detail the nature of the dispute. Within ten (10) days after receipt of the Notice, the receiving party (the “Defending Party”) shall submit to the other a written response. The Notice and the response shall include: (i) a statement of the respective party’s position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive to meetings of the parties. Within fifteen (15) days after such written notification, the executives (and other named in the Notice or response) will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored promptly. All negotiations pursuant to this Section 26 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b) Any dispute which has not been resolved by the procedure set forth in Section 26(a) within forty-five (45) days of the receipt of the Notice shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, by three independent and impartial arbitrators. The parties shall each select an arbitrator who shall mutually select a third independent and impartial arbitrator who shall preside the arbitral panel thus constituted. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16; provided, however, that in any case, the opportunity to cross-examine any witness will be given to both parties upon request of either party. The place of the arbitration shall be in Detroit, Michigan, U.S.A. The arbitration shall be conducted in the English language. The arbitration award will be final and binding upon both parties, and judgment thereon may be entered in any court in the jurisdiction where the party against whom enforcement is sought has its principal place of business, and application may be made to such court for judicial acceptance of the award and an order of enforcement (or both). The fees, costs and expenses of the arbitrators under this Section 26 shall be borne (i) by the Demanding Party in the proportion that the aggregate dollar amount of disputed items so submitted that are unsuccessfully asserted by the Demanding Party (as finally determined by the arbitrators) bears to the aggregate dollar amount of such disputed items so submitted and (ii) by the Defending Party in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully asserted by the Demanding Party (as finally determined by the arbitrators) bears to the aggregate dollar amount of such items so submitted; and the reasonable fees, costs and expenses of the parties’ attorneys incurred in connection with an arbitration under this Section 26 shall be borne by the parties in such manner as the arbitrators determine to be equitable, provided, however, that the attorneys’ fees and costs of Whitesell incurred in connection with any such action or proceeding which is not decided by the arbitrators or otherwise prosecuted to judgment shall be borne by Whitesell, and the attorneys’ fees and costs of Sellers incurred in connection with such action or proceeding which is not prosecuted to judgment shall be borne by Sellers and, in such event, the costs by the arbitrators shall be shared in such proportion as the parties, each acting reasonably, determine to be reasonable.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

FABRISTEEL PRODUCTS, INC.

By: /s/ David E. Salkowski
Name:	David E. Salkowski
Title:	Vice President and Secretary

PROFILE STEEL AND WIRE, INC.

By: /s/ David E. Salkowski
Name:	David E. Salkowski
Title:	Vice President and Secretary

WHITESELL INTERNATIONAL CORPORATION

By: /s/ Neil L. Whitesell
Name:	Neil L. Whitesell
Title:	Chairman, CEO

Guarantee

FastenTech, the parent of FabriSteel hereby irrevocably, absolutely and unconditionally, becomes surety for and guarantees payment to Whitesell of Sellers’ obligations to pay any and all Damages arising under this Agreement.

FastenTech represents and warrants to Whitesell that FastenTech is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Guarantee and to perform its obligations hereunder. The execution and delivery of this Guarantee by FastenTech and the performance by it of this Guarantee have been duly authorized by all necessary action on the part of FastenTech. No other proceeding on the part of FastenTech is necessary to authorize this Guarantee or to consummate the transactions contemplated hereby. This Guarantee has been duly executed and delivered by FastenTech and constitutes the valid and binding obligation of FastenTech, enforceable against FastenTech in accordance with its terms.

The obligations under this Guarantee are irrevocable, absolute and continuing until terminated. FastenTech’s responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence that FastenTech may have against any Seller as a result or arising out of this or any other transaction.

FASTENTECH, INC.

By:
Name:
Title: